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                                                                Exhibit 10.28

                              EMPLOYMENT AGREEMENT


           THIS EMPLOYMENT AGREEMENT ("Agreement") shall be effective this 1st day of May, 1998 between TheraTech, Inc. which is a Delaware corporation having its principal office at 417 Wakara Way, Salt Lake City, Utah 84108 ("Employer"), and Dinesh C. Patel, Ph.D. who is an individual having a residence at 5080 So. Mile High Drive, Salt Lake City, Utah 84124 ("Employee").


                                    RECITALS

           WHEREAS, Employee currently is employed by Employer as an executive in its Salt Lake City, Utah offices; and

           WHEREAS, Employer wishes to ensure the continued employment of Employee in the position set forth above and to dissuade Employee from pursuing other employment opportunities outside of Employer, and Employee wishes to be so employed by Employer.

           NOW THEREFORE, in consideration of the recitals above and the mutual promises, covenants, and undertakings set forth below, Employer and Employee agree as follows:


                                   OBLIGATIONS

                                    ARTICLE I
                                   EMPLOYMENT

           1.1 Employer hereby agrees to continue to employ Employee as an executive with such duties as are assigned by the Board of Directors of Employer (the "Board") from time to time. Such employment shall continue until terminated in accordance with the terms of this Agreement. Employee shall, during the term of this Agreement perform such duties and accept the election or appointment of such additional offices and positions with Employer and any affiliates, subsidiaries, or related entities as the Board shall specify and direct. Employee shall be based at the principal executive offices of the Employer in Salt Lake City, Utah.

           1.2 Employee accepts employment with Employer as set forth herein. Employee agrees to perform fully, faithfully, competently, and effectively such duties as shall be assigned by the Board and to devote Employee's full time and best efforts to the business of Employer. Employee shall be specifically obligated to work to maximize the profitability of Employer's businesses throughout the world. Employee shall not, except with the written consent of the Board, engage in any other employment during the term of Employee's employment with Employer.


                                                  ----------          ----------
                                                  Employee            Employer


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                                   ARTICLE II
                               TERM OF EMPLOYMENT

           2.1 The term of Employee's employment at Employer shall continue unless and until Employee's employment terminates pursuant to Article VI of this Agreement.


                                   ARTICLE III
                                  COMPENSATION

           3.1 During the term of this Agreement, Employer shall pay to Employee for services which Employee may render to Employer an annual salary to be determined by the Board in its sole discretion and subject to periodic adjustment by the Board. For purposes of this Agreement, the term "Base Salary" shall mean the annual salary referred to above, but shall exclude all reimbursements for medical, professional, or transportation expenses, excess group-term life insurance coverage, or other "fringe benefits." Employee's Base Salary shall be paid in equal installments on Employer's regular payroll dates, but shall be computed pro-rata in any partial year or other partial period of employment. Employer shall also pay Employee an annual bonus (the "Bonus") to be determined by the Board in its sole discretion and subject to periodic adjustment by the Board. Employer shall withhold from all Employee's compensation, including without limitation the Base Salary and Bonus, such sums as are required by federal, state and local laws, including, but not limited to, federal, state, and local income taxes, FICA and Medicare, and such other sums on which Employer and Employee may agree from time-to-time in writing. Employer shall grant annually to Employee Performance stock options as approved by the Board.

           3.2 In addition to any compensation paid to Employee pursuant to
Section 3.1 of this Agreement, Employer shall provide Employee during the period of Employee's employment with Employer with benefits consistent with those generally provided to executives at Employer (the "Benefits").

           3.3 Employee's Base Salary, Bonus, and Benefits are set forth in Appendix "A" to this Agreement as may be amended from time-to-time at the sole discretion of the Board.


                                   ARTICLE IV
               SECRET, CONFIDENTIAL AND/OR PROPRIETARY INFORMATION

           4.1 Employee will hold in a fiduciary capacity for the benefit of Employer, its affiliates, subsidiaries, related entities, and designees, and shall not disclose to any person or entity other than Employer or persons or entities designated by Employer, all secret, confidential or proprietary information, knowledge, computer data and/or information, patents, trade secrets, customer identities, marketing and other business methods, techniques, processes, practices, procedures, plans and strategies regarding Employer, its subsidiaries and affiliated corporations or business enterprises, and their




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customers obtained by Employee during Employee's employment with Employer, and any other secret, confidential or proprietary information pertaining to Employer, its parent, subsidiaries and affiliated corporations or business enterprises, and their customers, during the term of this Agreement and five (5) years after Employee's termination of employment with Employer, unless the Board in writing consents to the contrary.

           4.2 Any invention, improvement, innovation, new product, process, and/or idea made or developed by Employee, alone or in conjunction with others, during the course of Employee's employment with Employer and, relating to Employer's business, shall be deemed to have been made or developed by Employee solely for the benefit of Employer and shall be the sole and exclusive property of Employer. Employee shall not at any time, whether during employment with Employer or after Employee's termination of employment with Employer, use or disclose to any third party such invention, improvement, innovation, new product, process, and/or idea, except as expressly authorized in writing by the Board.

           4.3 Immediately upon notice of termination of employment, Employee shall give to Employer the originals and all copies of all documents, correspondence, memoranda, records, notes, manuals, materials, customer and prospective customer lists and information, including without limitation computer data, and other things relating, either directly or indirectly, to Employer's business, including, but not limited to, secret, confidential or proprietary information, in Employee's possession, custody or control, unless otherwise agreed to by the Board.


                                    ARTICLE V
                            AGREEMENT NOT TO COMPETE

           5.1 In recognition and consideration of Employee's employment, compensation and benefits, the training in and information regarding Employer's business which Employer will give Employee, Employee's introduction to Employer's customers, and the carefully guarded methods of doing business which Employer utilizes and deems crucial to the success of its business, Employee shall not during the term of this Agreement, and for a period of one (1) year following the termination of Employee's employment by Employer, regardless of the reason for termination, either directly or indirectly, own, manage, operate, control, be employed or retained by, or in any way engage in or be connected with any business enterprise, in any capacity whatsoever, including, but not limited to, partner, owner, creditor, director, officer, employee, agent or independent contractor, which has the primary business of developing alternative drug delivery products.

           5.2 Employee acknowledges that any breach of any obligation contained in this Article and the preceding Article is not adequately compensable by monetary damages, and Employee agrees that any such breach shall cause Employer irreparable harm for which Employer shall be entitled to a temporary restraining order and preliminary injunction without prior notice to Employee. Any and all attorneys' fees, costs and expenses incurred by Employer in enforcing the terms of this Article and the preceding Article shall be reimbursed to Employer by Employee.



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           5.3 In the event that any body of competent jurisdiction shall determine that any of the restrictive covenants in this Article V is inequitably broad, it is the intention and agreement of the parties that the decision-maker shall equitably adjust the obligations of Employee under this Agreement rather than entirely eliminate any such obligations. In the event that the decision-maker shall equitably adjust or eliminate any of the restrictive covenants in this Agreement, all other aspects of this Agreement shall remain in full force and effect.

           5.4 The enumeration of remedies to which Employer is entitled does not limit any rights Employer otherwise possesses, including, but not limited to, the right to monetary damages.


                                   ARTICLE VI
                                   TERMINATION

           6.1 This Agreement may be terminated by Employer immediately and without notice only upon the occurrence of any of the following events (each of which shall constitute "Reasonable Cause" for termination):

           (i) Employee commits any act of gross negligence, fraud, dishonesty, or willful violation of any law or material violation of any significant written policy of Employer that causes any harm to Employer;

           (ii) Conviction of the Employee of a felony or serious crime involving moral turpitude;

           (iii) Repeated drunkenness or illegal narcotic drug use by Employee;

           (iv) Failure to substantially perform the duties reasonably assigned to Employee, or any intentional refusal without compelling reason by Employee to discharge Employee's job responsibilities and/or respond to Employer's legitimate job-related requests, insofar as such responsibilities and/or requests do not contravene law;

           (v)       Any excessive and unexcused absenteeism by Employee;

           (vi) Failure to cooperate in an investigation conducted and/or undertaken by Employer or a governmental agency which has reasonable and legitimate objectives; and

           (vii) Any act of intentional conflict of interest by Employee to Employer which has the potential to cause economic and/or other damage to Employer.



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           6.2 This Agreement may be terminated by Employee at any time for any or no reason upon one (1) month prior written notice to Employer. This Agreement shall also terminate in the event of the death or incapacitating disability of Employee. This provision, by itself, shall not be interpreted to effect the eligibility, if any, of Employee under any disability policy maintained by Employer under which Employee is entitled to disability benefits. Termination of this Agreement under this Subsection 6.2 shall excuse Employer from any and all future payments of any kind under this Agreement, provided, however, Employee (or a personal representative) shall be entitled to all compensation and benefits earned hereunder to the date of termination of employment.

           6.3 This Agreement may be terminated by Employer at any time upon one
(1) month written notice to Employee without Reasonable Cause and at Employer's sole discretion.

           6.4 In the event that Employee's employment is terminated by Employer while this Agreement is in effect (1) without Reasonable Cause and pursuant to
Section 6.3 above, or (2) if the Employer merges with or is acquired by another person or entity, or another person or entity acquires sufficient power or control to direct the voting activities of 50% or more of the Employer, and Employee is not offered or chooses to refuse employment in an equivalent executive position in Salt Lake County, Utah with the acquiring or merging company, in either of those instances and only then Employer shall pay Employee severance pay as set forth in the Schedule of Severance Benefits attached hereto as Appendix "B." For the purpose of this definition, "control" shall also mean the ability to cause any decision to be taken of or by the Employer through ownership, voting rights or control of the Board of Directors as the case may be.

           6.5 Employee shall inform Employer of the identity of any new employer promptly (no more than twenty-four (24) hours) after accepting new employment and shall inform Employer of all changes in employment for one (1) year following the termination, for any reason, of Employee's employment with Employer. Employer may serve notice on any future employer of Employee that Employee has been exposed to secret, confidential or proprietary information, that Employee is subject to the terms of this Agreement, and that Employee has continuing obligations to Employer under this Agreement.

           6.6 Employee agrees that in the event of a dispute between Employee and Employer and/or Employer's representatives concerning the application of any federal, state, or local law to the termination of Employee's employment at Employer and/or the termination of Employee's employment at Employer generally, at Employee's option, but only in the event Employee's employment is terminated pursuant to paragraph 6.3 of the Agreement and not otherwise, Employee agrees that instead of filing any claim, charge, or lawsuit, Employee shall either: (a) waive any right Employee may have to severance under paragraph 6.4 of this Agreement and submit such claim, charge, or lawsuit to final and binding arbitration before an arbitrator mutually selected by Employee and Employer under the rules of the American Arbitration Association and paid for equally by Employee and Employer; or (b) accept the severance payment otherwise due Employee under paragraph 6.4 of the Agreement as full, final, and sole recourse against Employer with no further rights to assert any claim, charge, or lawsuit in any court, agency, or arbitration panel.



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                                   ARTICLE VII
                               GENERAL PROVISIONS

           7.1 Employee represents and warrants that Employee is not currently subject to any restrictive covenant, any other restriction on employment, or any confidentiality agreement with any prior employer or other party except as already disclosed to Employer. Employee shall indemnify and hold Employer harmless with respect to any and all claims, causes of action, damages and liability of any kind whatsoever, including attorneys' fees and costs, successfully brought by a third-party arising out of any acts taken by Employee which violate any such restrictive covenant, other restriction on employment, or confidentiality agreement.

           7.2 All material furnished to Employee by Employer during the course of employment shall remain the property of Employer and shall be returned by Employee to Employer at any time upon demand and upon termination of employment.

           7.3 Neither this Agreement nor any right or interest hereunder shall be assignable by Employee without Employer's prior written consent.

           7.4 This Agreement shall be deemed automatically assigned by Employer in the event of any sale, transfer, merger, and/or similar disposition of its business, and shall inure to the benefit of and bind Employer's successors and assigns.

           7.5 The validity, interpretation, performance and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Utah. All actions brought under Paragraph 7.10 or otherwise shall be brought and occur in Salt Lake County, Utah. The parties agree that service of notice of arbitration or any other process may be made as set forth in Paragraph
7.8 below and that service so made shall be as effective as if personally made.

           7.6 The waiver by Employer of any breach by Employee of any provision of this Agreement shall not operate or be construed as a waiver of any other breach by Employee.

           7.7 In the event that any provision of this Agreement is determined by any body of competent jurisdiction to be unenforceable, illegal or contrary to public policy, that body shall modify such provision to conform to public policy, or to interpret it in such a way as to render it enforceable and legal, in accordance with the intent of the parties as expressed herein. In the event that a body of competent jurisdiction decides that any provision of this Agreement is unenforceable, illegal or contrary to public policy and cannot be reformed, only such provision shall be affected and all other provisions of this Agreement shall remain in full force and effect.

           7.8 Any notice given to Employee pursuant to this Agreement shall be sufficiently given if sent to Employee by registered or certified mail addressed to Employee's address set forth at the beginning of this Agreement or such other address as Employee shall have designated in writing to Employer. Any notice given to Employer pursuant to this Agreement shall be sufficiently given if sent



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to Employer by registered or certified mail to Employer's address set forth at the beginning of this Agreement or such other address as Employer shall have designated in writing to Employee.

           7.9 This Agreement and Appendices "A" and "B" set forth the entire understanding of the parties and the agreement they desire to reach relating to the subject matter hereof. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof (excluding confidentiality agreements between or effecting the parties) including, but not limited to, any prior negotiations, correspondence, agreements, proposals, or understandings. Negotiations, correspondence, agreements, proposals, or understandings not expressly incorporated into this Agreement shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. No modification, waiver or agreement of termination of this Agreement shall be binding upon either party unless made in writing and signed for or on behalf of each party. Any such signature of the Employer must be that of an authorized representative of the Board. In the event of any inconsistency between this Agreement and any benefit plan of the Employer, the language of this Agreement shall control both documents.

           7.10 Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be finally settled under the Commercial Arbitration Rules of American Arbitration Association ("AAA"), as modified below, by a neutral arbitrator appointed by the AAA in accordance with said rules.

                     (a) the arbitration shall be conducted before one (1) arbitrator selected by mutual agreement of the Employer and Employee; if no agreement is made within ten (10) business days from the date a demand for arbitration was filed with the AAA, then the arbitrator shall be selected by the AAA;

                     (b) the arbitration hearing shall take place no later than thirty (30) days following the AAA's notice of the selection of an arbitrator;

                     (c) the arbitration hearing shall last no more than one day;

                     (d) no discovery shall be permitted, including depositions, interrogatories, requests for admissions, or production of documents, except in the case of extreme hardship as determined by the arbitrator;

                     (e) the arbitrator shall give his/her decision at the conclusion of the arbitration proceeding if possible, but no later than two business days following the conclusion of the proceeding;

                     (f) any arbitration proceeding under this Agreement shall (1) be conducted in such a manner that the proprietary or confidential information of the Employer remains protected, and (2) occur in Salt Lake City, Utah; and



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                     (g) the decision of the arbitrator is final, binding,
non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.


           IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


           "EMPLOYER"                                 "EMPLOYEE"

           THERATECH, INC.



By:        _________________________           By:    _________________________
           Boyd J. Poulsen, Ph.D.                     Dinesh C. Patel, Ph.D.

Its:       Chairman of the Compensation
                  Committee
           TheraTech Board of Directors



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                                  APPENDIX "A"

           Employee's Base Salary and Benefits shall be as set forth in Paragraphs "A" through "I" below:

           A. Base Salary. Employer shall pay Employee an initial annual salary in the gross amount of TWO HUNDRED AND NINETY THOUSAND DOLLARS ($290,000) as Employee's base salary ("Base Salary"). The Base Salary may be changed from time-to-time in accordance with the normal business practices of the Employer, however, in no instance shall the Base Salary be decreased below the initial annual salary set forth above during the term of this Agreement except for decreases to Base Salary applied on a equal percentage basis to all executives of the Employer. Further, the Base Salary shall be reset in 1999 and 2000 at THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000) and FOUR HUNDRED THOUSAND DOLLARS ($400,000) respectively

           B. Bonus. In addition to the Base Salary and in the sole discretion of the Board, the Employee may be given an annual bonus of up to TWENTY-FIVE PERCENT (25%) of the Base Salary (the "Bonus"). If Employee has not been discharged for Reasonable Cause as that term is defined in Article VI of this Agreement, then Employer shall pay to Employee on or before ninety (90) days following December 31, of the relevant year the Bonus, if any, as determined by the Board.

           C. Options. Employee shall receive annually as additional compensation performance stock options. However, THIRTY SEVEN THOUSAND FIVE HUNDRED (37,500) options shall be granted in one year as a minimum with any additional grants at the sole discretion of the Board.

           D. Paid Vacation. During each twelve (12) month calendar period of Employee's employment, Employee shall be entitled to twenty-five (25) days of paid vacation. Unused vacation days during any calendar year can be carried forward to the next calendar year only up to one-half of the above allotment of paid vacation.

           E. Other Employee Benefits. Employee shall be entitled to participate and receive any and all other benefits that are generally available to other executives of Employer pursuant to any benefit programs existing during the term of this Agreement, including, among other things, participation in group life insurance, hospital, surgical, dental, medical or other group health and accident benefit plans. In addition, Employee shall be entitled to participate in all bonus, profit sharing, pension or retirement plans as may be in existence during the term of this Agreement in accordance with their respective terms and provisions; provided, however, that to the extent participation or the amount of participation is in the discretion of the Board or any committee thereof, then Employee's participation shall likewise be solely in such discretion.

           F. Benefits Solely from General Assets. The benefits provided hereunder shall be paid solely from the general assets of Employer. Nothing herein shall be construed to require Employer to maintain any fund or segregate any amount for the benefit of employee, and neither Employee nor any other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of Employer from which any payment under this Agreement may be made.



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           G. Withholding for Taxes. Employer makes no commitment that any amounts paid to or for the benefit of Employee under Paragraphs A through E above will be excluded from Employee's gross income for federal, state, and local income tax purposes, or that any other federal, state, or local tax treatment will apply to such payments or be available to Employee. Employer may make such provisions as it deems appropriate for the withholding of any taxes which Employer determines it is required to withhold in connection with this Agreement and the payments contemplated hereby.

           H. Incapacity of Payee. If the Board should determine that any person to whom a payment is payable under this Agreement, including Employee, is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister of the payee, or any person determined by the Board, in its sole discretion, to have incurred expenses for such payee, in such manner and proportions as the Board may determine. Any such payment shall completely discharge the liabilities of Employer under this Agreement for such payment.

           I. Effect on Computation of Benefits. Any reimbursement of expenses payable under this Agreement shall not be deemed salary or other compensation to Employee for purposes of computing benefits to which Employee may be entitled under any 401(k) plan, bonus, deferred compensation plan, or other arrangement of Employer for the benefit of its employees.

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                                  APPENDIX "B"

                         SCHEDULE OF SEVERANCE BENEFITS

                     A. Entitlement to Severance Benefit. If the Employer terminates the Employee without Reasonable Cause, or if the Employer merges with or is acquired by another person or entity and Employee is not offered or chooses to refuse employment with the acquiring or merging company, then in addition to any other benefits payable under this Agreement the Employer shall provide to the Employee the severance benefits set forth below. No severance benefits shall be payable under the Agreement for the Employee's termination of employment for any other reason, including, but not limited to, voluntary termination of employment by Employee or termination of employment for Reasonable Cause, death or incapacitating disability.

                     B. Term of Benefits. The Employer shall provide to Employee the severance benefits described in Paragraph C below commencing on the Employee's termination of employment that qualifies under the terms of Paragraph
6.3 and 6.4 of the Employment Agreement for severance benefits and with such severance benefits continuing for a period of twenty-four (24) months.

                     C. Amount of Benefits. Severance benefits shall consist of the following:

                               1. Base. The Employer shall pay to Employee a monthly cash payment in an amount that is equivalent to one-twelfth of the Base Salary of Employee that is then in effect or if a new, higher Base Salary has been set by the Employer for an upcoming year, by that higher Base Salary. In no event shall the Base Salary be less than THREE HUNDRED THOUSAND DOLLARS ($300,000) at the time of Severance. The monthly cash payment above shall also include an amount that is equivalent to one-twelfth of the cash Bonus as adjusted for the above mentioned increases in the Base Salary. Payment shall commence in the first regular pay period following the date of termination. The monthly cash payments may be made monthly or otherwise (e.g., on a two week cycle) under the then existing regular payroll payments dates of Employer.

                               2. Non-Compensation Benefits. The Employer shall continue to cover the Employee and Employee's dependents for a period of twenty-four (24) months under the group medical plan covering other employees in positions similar to that of Employee.

                                          (a) Legal Continuation Restrictions.
                               The Employer shall pay to the Employee, in cash at the beginning of each month in the twenty-four
                               (24) month period, the cash equivalent value of the monthly cost to Employer for such coverage described above in Paragraph 2 that, due to insurance or other contract language or any other legal restrictions, cannot be continued "in kind" for the Employee following the termination of employment.

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                                           (b) COBRA Continuation. Any benefits
                               provided under this Paragraph 2 following the Employee's termination of employment shall count against the continuation period the Employee is otherwise entitled to under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or any similar federal or state statute, as a result of the termination of employment.

                     D. No Death Benefit. If the Employee dies prior to completion of any payments under Paragraph C above, all such severance benefits shall cease.

                     E. Status During Benefit Period. Commencing upon the Employee's termination of employment, the Employee shall cease to be an employee of the Employer for any purpose. The payment of severance benefits under this Agreement shall be deemed payments to a former employee.


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